Exhibit 99.2

Transcript of First Quarter Fiscal 2005 Conference Call
September 2, 2004

Jim McGinley, CEO

Good afternoon everyone. I’m Jim McGinley and welcome to Stratos International’s fiscal 2005 first quarter conference call.

Before we get started, I want to read to you our safe harbor agreement. Information on this call contains predictions, estimates, and other forward-looking statements regarding anticipated revenue growth, customer orders, manufacturing capacity and financial performance. All forward-looking statements on this call are based on information available to the Company as of the date hereof. And we assume no obligation to update any such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. And actual results may differ materially from any future performance suggested. These factors include rapid technological change in the communications industry, fluctuations in operating results, and competition.

Other risk factors that may affect the Company’s performance are listed in the Company’s annual report on Form 10K and other reports filed from time to time with the Securities and Exchange Commission. Investors will be able to attain the documents free of charge at the SEC’s Web site. In addition, comments and documents filed with the SEC by Stratos will be available free of charge from Stratos’s Investor Relations.

With me today is David Slack, Executive Vice President of Finance and Chief Financial Officer.

We are very pleased to report better-than-expected sales for the first quarter. Continued growth in our optoelectronic and fiber optic products combined with the acquisition of the RF Microwave business last year has provided significant sales gains from a year ago.

On a sequential basis, Optoelectronic product sales were up 6% from the fourth quarter with strong transceiver sales to the Telecom and enterprise markets. Sales of fiber optic products were up 20% from the fourth quarter.

As expected, RF Microwave sales in Q1 were 3% lower than the fourth quarter.

The market breakout for the Company’s first quarter sales was 43% Telecom Enterprise, 34% Military, 22% Industrial & Other, and 2% in Video.

Overall, demand for the company’s products has increased for the past three quarters, especially in regards to the military markets. Total sales for the first quarter were $21 million, representing a sequential increase of 7% over our consolidated sales of $19.7 million in Q4.

During the past twelve months, we have made significant progress in a difficult environment to improve gross margins, reduce overhead, expand our core markets and increase the companies scale through diversification. This resulted in increasing the consolidated gross margins to the mid 30s from negative territory just 9 months ago.

Key factors supporting this rapid improvement included acquiring the profitable business of Sterling, the divestiture of two small unprofitable businesses, closing six manufacturing facilities, traction in the US and European Military Communications market, and focused product positioning on higher margin products within the Telecom and Enterprise markets.

As our RF/Microwave customers transition to higher bandwidth applications, or extended distances requiring optical technologies, we are strongly positioned to supply them. We are confident that the combinations of the company’s strong brands will lead to increased customer penetration and sales in several strong markets in the future.

Incoming orders in RF Microwave continue to be broad based from customers and markets, with particular strength in the Military/Aerospace markets.

We continue to focus on transceivers and subsystem modules for the new and emerging Military and Broadcast/Video markets. Business for the Military Subsystems continues to expand as word-of-mouth referrals transition into product sample requests and prototype orders. Business from the Q4FY04 customer base is now transitioning from prototype orders to production orders, for delivery in Q2 and Q3 of fiscal 05. We expect our Q2 revenues for opt electronic products for the military market to double from the first quarter.

In the passive fiber optic product area, we have moved our mix towards more complex value-added assemblies including Integrated passive and active modules, harsh environment assemblies and optical backplanes and flex circuits. Excellent progress has been made broadening the market sectors into which these core technologies have been successfully applied.

In addition to the improvements on our top line, we are very pleased with the excellent improvement in our margins across the entire company. Operation’s and product line management has executed above expectations over the last nine months.

The benefits of the consolidation and reorganization are in our bottom line. Our net loss this quarter was $393,000 versus $7.2 million a year ago.

The shift to network-centric warfare has created new communication requirements, driving the adoption of higher bandwidth technologies. Military needs for large amounts of information are on the rise.

The transition to digital communications and a drive towards rapid field deployment of forces and equipment have created significant opportunities for the rollout of our advanced harsh environment fiber optic end-to-end solutions. Field forces and remote sensors are sending back higher quantities of data, while at the same time, requirements from unmanned vehicles are adding a completely new dimension to communication needs.

In general, demand and the long-term outlook continues to improve for our products in the Military sector. New advanced radar systems i.e. BLOS, (for Beyond Line of Sight) are employing microwave feeds and fiber optic technology for air, sea and land applications, all of which are creating demand for our RF microwave and optical products. As the adoption of harsh environment fiber optic technology accelerates, Stratos is uniquely positioned to benefit with opportunities for strong and sustained growth over the next decade.

During the quarter, the RF Microwave product group managed significant improvement of operational efficiencies toward pre-consolidation excellence for the Trompeter and Semflex product lines. Solid top line sales driven from continued strength in the Military/Aerospace sector coupled with significant cost reductions have returned RF Microwave to pre-bubble profitability levels. Trompeter was ranked #6 of 41 connector manufacturers in the 2004 Bishop and Associates survey of performance indicators. The company is the performance leader when compared to direct product competitors.

We recently introduced a product line of transceivers and media converters to assist the Broadcast/Video market in the transition to high definition TV, particularly where large venues are involved; for example, where the camera is fairly distant to the mobile studio facility. This technology transition has created a need for higher bandwidth solutions, including fiber optics.

Going forward, our focus remains on achieving profitability, improving gross margins, and growing our revenues. Business conditions are improving but the optical communications industry is still somewhat constrained by overcapacity and low pricing.

We continue to scrutinize all of our product lines and product groups on a regular basis, all of which have time tables for continuing funding that depend on profitability. R&D and new product programs are continuously monitored and adjusted to assure their ability to realize a fair return on these investments.

At this time, I’d like to turn the call over to Dave Slack, who’s going to talk in more detail about our financial performance for the quarter.

David Slack, CFO

Thank you Jim.

Net sales for the first quarter of fiscal 2005 were just over $21.0 million, slightly exceeding the high end of 1st quarter estimate of $19.5 — $21.0 million released on June 24th. This represents a sequential increase of 7% from $19.7 million in the fourth quarter of fiscal ‘04, and significantly higher than the $6.6 million recorded for the first quarter of fiscal ‘04. Legacy optoelectronics and fiber optic products contributed $10.5 million of product sales in Q1, a sequential increase of 19% from Q4, while the RF Microwave product lines acquired from Sterling contributed an additional $10.5 million in sales for the quarter, a sequential decrease of 3%. Income from royalties and license fees were $2.8 million in Q1, which included a one-time license fee relating to a patent infringement settlement of $2.5 million, bringing total revenues to $23.8 million.

The net loss attributable to common shareholders for the first quarter of fiscal 2005 was $480,00 or $0.04 share, compared to a net loss of $7.0 million or $0.52 per share in the fourth quarter of fiscal 2004, and $7.3 million or $0.99 per share for the first quarter of fiscal 2004. Total weighted average shares outstanding remained at approximately 13.5 million shares.

We did not have any customers accounting for 10% or more of our net sales during Q1.

While recent improvements in customer and market demand continue to be positive in several parts of our business, incoming orders did slow a bit and the final book to bill ratio for Q1 was just slightly below 1, 0.98 to be exact. Total sales order backlog as of 07/31/2004 was $12.4 million, compared to 13.1 million as of 04-30-2004. Backlog as of 07-31-2004 for legacy optical products decreased 8% from the end of Q4. However, orders have picked up a bit through the first four weeks of August and total backlog has increased to $12.8 million through that date.

Continued growth in Q1 for our optoelectronics and fiber optic products combined with the addition of RF Microwave products has provided significant increases in sales volume from Q1 ‘04. The completion of our consolidation efforts in the remaining internal manufacturing in our Chicago, UK, and Arizona facilities has also improved our operating leverage. As a result, we posted a gross margin of 34.3% and $7.2 million in gross profit, compared to a gross margin of 27.7% and $5.5 million in Q4 04. We’ve improved our gross margins substantially over the past year — our gross margin for Q1 04 was a negative 13.8% and a negative -906,000 in gross profit.

In addition to manufacturing consolidation, we have we continued to focus on material cost reduction through continuing design improvements, scrap reduction, price decreases, and supply chain execution. These efforts have also provided yield improvements providing better productivity and operating performance on manufacturing labor & overhead costs.

All of these efforts have allowed us to eliminate the barriers to gross margin improvement, and positioned us with the opportunity to continue to see improvement in gross margins over the course of the next several quarters. While business levels have significantly improved since Q1 04, reports and guidance from others in the technology space have indicated that recovery to sustained growth is still inconsistent and uncertain. If those conditions improve and based our best current information, the opportunity is still there for our gross margins to continue to improve into mid 30s over the next four quarters.

We reduced our net operating loss in Q1 05 to $457,000, compared to a net operating loss of $8.9 million for Q4 04, and $7.5 million for Q1 04. Income from short-term investments was $64,000, resulting in a pre tax net loss $393,000, or $0.03 per share. Dividends paid to preferred shareholders were $88,000, resulting in a net loss attributable to common shareholders of $480,000, or $0.04 per share.

We ended Q1 with a balance of $37.4 million in cash and short-term investments, an increase of approximately $400,000 from 04-30-2004. Sources and uses included: $1.5 million generated by operations including a net $2.0 million received from the previously discussed license fee, less a $1.6 million increase in net working capital, $209,000 used for capital expenditures, and $795,000 paid on long-term debt, plus $1.5 million in proceeds from the disposition of assets held for sale, and $95,000 received in proceeds from stock options, less payment of $88,000 in dividends to preferred shareholders. Average DSO for trade accounts receivable for Q1 04 was 55 days. Inventory turns (on a sales basis) were 5.2.

We remain cautious in our outlook. We continue to operate in challenging market conditions that will require us to closely manage the business over the next several quarters to continue to improve our cash flow and profitability. If conditions improve to sustained or increasing sales volume and we continue manage our costs, we would expect to continue see improvement in cash flow and profitability.

I’d like to now turn things back to Jim McGinley for additional comments on our outlook. Jim...

CLOSING REMARKS

In spite of the significant improvement in the overall economy over the past nine months, visibility with our customers remains challenging.

The last three months of bookings from our traditional Telecom and Enterprise customers has moderated in all three of the companies’ major product categories. Although it is being offset somewhat by increases on the Military side of the business, we remain cautious about our outlook going forward. We currently expect second Quarter revenue to be between $19.5 and $21.5 million.

I also want to remind everyone that in May, we announced our decision to explore various strategic alternatives to maximize shareholder value, including the possible sale of the Company. We have retained CIBC World Markets as our financial advisor. In the meantime, operations continue as usual by seeking new business, developing new products and working with customers to maintain the high level of customer service they have come to expect from us.

Thank you.